EXHIBIT 99.3

March 1, 2006

U. S. Securities and Exchange Commission

450 5th Street, NW

Washington, D.C. 20549

Ladies and Gentlemen:

On February 28, 2006, the undersigned received an excerpt (the resignation paragraph) from the Form 10-QSB for the quarterly period ended December 31, 2005, to be filed by Nano Chemical Systems Holdings, Inc. (the “Company”) (Commission File No. 000-26067) wherein the Company disclosed under Part II, Item 5, “Other Information,” the resignation of the undersigned as a member of the Company’s Board of Directors. After reviewing the draft of the Company’s Form 10-QSB paragraph, I would add that I have broader complaints including but not limited to the lack of delivery of various financial commitments from the Company’s investment bankers, the activities of the investment bankers, the relationships between the investment bankers and the Company, the process (including timeliness) and information in previous filings, the completeness of certain press releases, management concerns, and the method that financial and other resources are allocated by the company.

Yours truly,

/s/ Marc Mathys
Marc Mathys